EXHIBIT 10.16

RELIANCE, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Effective October 10, 2025

TABLE OF CONTENTS

Page

Article 1 Definitions1

Article 2 Enrollment and Eligibility4

2.1Enrollment and Eligibility Requirements; Commencement of Participation4

Article 3 Deferral, Crediting and Taxes4

3.1Timing of Deferral Elections; Effect of Election Form4

3.2Withholding and Crediting of Annual Deferral Amounts5

3.3Establishment of Account Balances5

3.4Vesting5

3.5Crediting/Debiting of Account Balances5

3.6Taxes6

Article 4 Benefit Distributions7

4.1Method of Distributions7

4.2Timing of Distributions7

4.3Postponing Scheduled Distributions7

4.4Other Benefits Take Precedence Over Scheduled Distributions8

4.5Unforeseeable Emergencies8

4.6Death Benefits8

Article 5 Change in Control Benefit8

5.1Change in Control Benefit8

5.2Payment of Change in Control Benefit8

Article 6 Beneficiary Designation8

6.1Beneficiary8

6.2Beneficiary Designation; Change; Spousal Consent9

6.3Acknowledgment9

6.4No Beneficiary Designation9

6.5Doubt as to Beneficiary9

6.6Discharge of Obligations9

Article 7 Termination of Plan, Amendment or Modification9

7.1Termination of Plan9

7.2Amendment9

7.3Plan Agreement10

7.4Effect of Payment10

Article 8 Administration10

8.1Committee Duties10

8.2Administration Upon Change In Control10

8.3Agents10

8.4Binding Effect of Decisions10

8.5Indemnity of Committee10

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8.6Company Information10

Article 9 Trust11

9.1Establishment of the Trust11

9.2Interrelationship of the Plan and the Trust11

9.3Distributions From the Trust11

Article 10 Miscellaneous11

10.1Unsecured General Creditor11

10.2Company’s Liability11

10.3Nonassignability11

10.4Furnishing Information11

10.5Terms12

10.6Captions12

10.7Governing Law12

10.8Notice12

10.9Successors12

10.10Spouse’s Interest12

10.11Validity 12

10.12Incompetent12

10.13Code Section 409A12

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PURPOSE

The purpose of this Plan is to provide specified benefits to Non-Employee Directors (as defined in Article 1) of Reliance, Inc., a Delaware corporation (the “Company”), that participate in this Plan and their Beneficiaries (as defined in Article 1) in consideration of services rendered to the Company and as an inducement for their continued services in the future.  This Plan will become effective on the date set forth below on the signature page hereto.

This Plan is intended to comply with all applicable laws, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

Article 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Company equal to the sum of the Participant’s Annual Accounts.  The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

“Administrator” shall have the meaning set forth in Article 8.

“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Company equal to (a) the sum of the Participant’s Annual Deferral Amount for any one Plan Year, plus (b) amounts credited or debited to such amounts pursuant to this Plan, less (c) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year.  The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

“Annual Cash Retainer” shall mean the fixed amount of cash compensation paid annually by the Company to a Non-Employee Director for service on the Board. This amount may include compensation for general Board service, as well as additional amounts for serving in specific roles, or as a member or chair of a Board committee.

“Annual Deferral Amount” shall mean that portion of a Participant’s Eligible Compensation that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

“Annual Installment Method” shall mean the method used to determine the amount of each payment due to a Participant who has elected to receive a benefit over a period of years in accordance with the applicable provisions of the Plan.  The amount of each annual payment due to the Participant shall be calculated by multiplying the balance of the Participant’s Account Balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant, provided, however, that the portion of the Participant’s Account Balance attributable to deferrals of Annual Stock Award, and earnings thereon, shall be excluded from this calculation.  The amount of the first annual payment shall be calculated as of the close of business on or about the Participant’s Benefit Distribution Date, and the amount of each subsequent annual payment shall be calculated on or about each anniversary of such Benefit Distribution Date.  For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

“Annual Stock Awards” shall mean awards of Stock or Stock-based awards that may from time to time be made under the Company’s Directors Equity Plan, as it may be amended from time to time, or any successor plan.

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

“Benefit Distribution Date” shall mean the date upon which all or an objectively determinable portion of a Participant’s benefits will become eligible for distribution, but not necessarily the date on which such distribution will occur.  Except as otherwise provided in the Plan, a Participant’s Benefit Distribution Date shall be determined based on the earliest to occur of an event or scheduled date set forth in Articles 4 and 5, as applicable.

“Board” shall mean the board of directors of the Company.

“Change in Control” shall mean the occurrence of a “change in the ownership” or a “change in the effective control” of the Company, as determined in accordance with this Article 1.

In determining whether an event shall be considered a “change in the ownership” or a “change in the effective control” of the Company, the following provisions shall apply:

(a)A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this Article 1, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(b)A “change in the effective control” of the Company shall occur on either of the following dates:

(i)The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).  If a person or group is considered to possess 50% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(ii)The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi).

“Change in Control Benefit” shall mean the benefit described in Article 5.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” shall mean the committee described in Article 8.

“Company” shall mean Reliance Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

“Deferred Stock Unit” shall mean an unfunded right to receive one share of Stock at a time or times that give rise to deferred compensation that is subject to the requirements of Code Section 409A.  Deferred Stock Units do not have voting rights.

“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

“Eligible Compensation” shall include a Participant’s Annual Cash Retainers and Annual Stock Awards.

“Non-Employee Director” shall mean those members of the Board that are not also employees of the Company.

“Participant” shall mean any Non-Employee Director of the Company (a) whose executed Plan Agreement (if requested by the Committee), Election Form and Beneficiary Designation Form are returned to the Committee; and (b) whose executed Plan Agreement (if requested by the Committee) is accepted by the Committee.

“Plan” shall mean the Reliance Inc. Non-Employee Director Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents that together with this instrument define a Participant’s rights to amounts credited to his or her Account Balance.

“Plan Agreement” shall mean a written agreement in the form prescribed by or acceptable to the Committee that evidences a Participant’s agreement to the terms of the Plan and which may establish additional terms or conditions of Plan participation for a Participant.  Unless otherwise determined by the

Committee, the most recent Plan Agreement accepted with respect to a Participant shall supersede any prior Plan Agreements for such Participant.  Plan Agreements may vary among Participants and may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan.

“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

“Scheduled Distribution” shall have the meaning set forth in Article 4.

“Separation from Service” shall mean a termination of services provided by a Participant, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).

“Stock” or “stock” means the common stock of the Company. Unless the context expressly indicates otherwise, “shares” means shares of Stock.

“Trust” shall mean one or more trusts established by the Company in accordance with Article 9.

“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(b) thereof), (b) a loss of the Participant’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee based on the relevant facts and circumstances.

Article 2
Enrollment and Eligibility

2.1Enrollment and Eligibility Requirements; Commencement of Participation.

(a)Participation in the Plan shall be limited to Non-Employee Directors of the Company.

(b)As a condition to participation, each Participant shall complete, execute and return to the Committee a Plan Agreement (if requested by the Committee), an Election Form and a Beneficiary Designation Form by the deadline(s) established by the Committee in accordance with the applicable provisions of this Plan.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(c)Each Participant shall commence participation in the Plan on the date that the Committee determines that the Participant has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(d)If a Non-Employee Director fails to meet all requirements established by the Committee within the period required, that Non-Employee Director shall not be eligible to participate in the Plan during such Plan Year.

Article 3
Deferral, Crediting and Taxes

3.1Timing of Deferral Elections; Effect of Election Form.

(a)General Timing Rule for Deferral Elections.  Except as otherwise provided in this Section 3.1, in order for a Participant to make a valid election to defer Eligible Compensation, the Participant must submit an Election Form on or before the deadline established by the Committee, which in no event shall be later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.1(a) shall be irrevocable on December 31st preceding the Plan Year, and shall continue in force for subsequent Plan Years until modified.  Any such modification shall be in accordance with this Section 3.1(a) and shall be applied prospectively for Plan Years beginning after the date the Committee receives the modified Election Form.

(b)Timing of Deferral Elections for Newly Eligible Plan Participants.  A Non-Employee Director who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Eligible Compensation attributable to services to be performed after such election, provided that the Participant submits an Election Form on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.1(b) relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.1(b) shall become irrevocable no later than the 30th day after the date the Non-Employee Director becomes eligible to participate in the Plan.

3.2Withholding and Crediting of Annual Deferral Amounts.  For each Plan Year, the Annual Cash Retainer portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Cash Retainer payment in equal amounts, as adjusted from time to time for increases and decreases in the Annual Cash Retainer.  The Annual Stock Award portion of the Annual Deferral Amount shall be withheld at the time the underlying Annual Stock Awards are or otherwise would be granted to the Participant.  Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.3Establishment of Account Balances.  The Company shall cause an Account Balance to be kept in the name of each Participant and each Beneficiary of a deceased Participant, which shall reflect the value of the sum of such Participant’s Annual Accounts, as adjusted from time to time.

3.4Vesting.  A Participant shall at all times be 100% vested in the portion of his or her Account Balance attributable to deferral of the Annual Cash Retainer, plus amounts credited or debited on such amounts pursuant to Section 3.5.  A Participant shall be vested in the portion of his or her Account Balance attributable to deferral of Annual Stock Awards, plus any dividend equivalents to the extent dividends are paid on the underlying share of Stock, to the same extent the Participant would be vested in his or her Annual Stock Awards at any applicable point in time.

3.5Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)Account  Balances Attributable to Annual Cash Retainer: Solely as it pertains to the portions of a Participant’s Account Balance that is attributable to deferral of the Annual Cash Retainer, the following shall apply:

(i)Measurement Funds.  Subject to the restrictions found in Section 3.5(a)(ii) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.  Each such action will take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the Committee gives Participants advance written notice of such change.

(ii)Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.1 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.5(a)(i) above) to be used to determine the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion.  The Participant may (but is not required to) elect, by submitting an Election Form, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.  Notwithstanding the foregoing, the Participant may make this election only once each month or such other limit as the Committee, in its sole discretion, may impose on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 3.5(a)(ii) may be added or deleted by such Participant and on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.

(iii)Proportionate Allocation.  In making any election described in Section 3.5(a)(i) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(iv)Crediting or Debiting Method.  The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(v)No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

(b)Account  Balances Attributable to Annual Stock Awards: Solely as it pertains to the portions of a Participant’s Account Balance that is attributable to the deferral of Annual Stock Awards, the amounts credited to an Account Balance shall be deemed to be invested in Deferred Stock Units.  Deferred Stock Units shall be credited with dividend equivalents to the extent dividends are paid on Stock.  For the avoidance of doubt, no dividends with respect to Deferred Stock Units will be paid until the Benefit Distribution Date.   Amounts credited to a Participant’s Account Balance in respect of the deferral of Annual Stock Awards shall be equitably adjusted for changes in the capitalization of the Company, including without limitation by reason of a share split or reverse share split, in the manner and to the extent determined to be appropriate by the Committee.

3.6Taxes. All payments and distributions under the Plan shall be subject to all applicable withholding for state and federal income tax and to any other federal, state or local tax which may be applicable thereto.  All such taxes shall be the sole responsibility of the Participant, including, without limitation, any taxes that become due prior to payment.

Article 4
Benefit Distributions

4.1Method of Distributions.  Amounts credited to a Participant’s Account Balance shall be paid as follows: (i) cash for deferred Annual Cash Retainer amounts and earnings thereon, (i) Stock (with cash for fractional shares) for deferred Annual Stock Awards, and (iii) cash for dividend equivalents on deferred Annual Stock Awards.

4.2Timing of Distributions.  Concurrently with each election to defer an Annual Deferral Amount, a Participant may elect to receive all or a portion of such Annual Deferral Amount, plus amounts credited or debited on that amount pursuant to Section 3.5, in the form of a lump sum payment or, solely with respect to the portion of such Annual Deferral Amount comprised of a Participant’s Annual Cash Retainer (and not, for the avoidance of doubt, with respect to the portion comprised of Annual Stock Awards), an Annual Installment Method over a period of five years, calculated as of the close of business on or about the Benefit Distribution Date designated by the Participant in accordance with this Section 4.2 (a “Scheduled Distribution”).  The Benefit Distribution Date for the amount subject to a Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than two Plan Years after the end of the Plan Year to which the Participant’s deferral election relates, unless otherwise provided on an Election Form approved by the Committee.

Subject to the other terms and conditions of this Plan, for each Scheduled Distribution elected, the lump sum payment shall be made, or installment payments shall commence, as applicable, no later than sixty (60) days after the Benefit Distribution Date.  By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2026, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2029, and the Scheduled Distribution would be paid or commence no later than sixty (60) days after such Benefit Distribution Date.

If no timing election is made by the Participant, payment shall be made within sixty (60) days after a Separation from Service.

4.3Postponing Scheduled Distributions.  A Participant may elect only once to postpone a Scheduled Distribution described in Section 4.2 above and/or change the form of payment, and have such amount paid or commence no later than sixty (60) days after an allowable alternative Benefit Distribution Date designated in accordance with this Section 4.3.  In order to make such an election, the Participant must submit an Election Form to the Committee in accordance with the following criteria:

(a)The election shall have no effect until at least 12 months after the date on which the election is made;

(b)The new Benefit Distribution Date must be the first day of a Plan Year that is no sooner than five years after the previously designated Benefit Distribution Date; and

(c)The election must be made at least 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

For purposes of applying the provisions of this Section 4.3, a Participant’s election shall not be considered to be made until the date on which the election becomes irrevocable.  Such an election shall become irrevocable on a date determined by the Committee; provided, however, that such date shall be no later than the date that is 12 months prior to the Participant’s previously designated Benefit Distribution Date for such Scheduled Distribution.

4.4Other Benefits Take Precedence Over Scheduled Distributions.  Should an event occur prior to any Benefit Distribution Date designated for a Scheduled Distribution that would trigger a benefit under Section 4.5 or Section 4.6 or Article 5, as applicable, all amounts subject to a Scheduled Distribution election shall be paid in accordance with the other applicable provisions of the Plan and not in accordance with the other provision of this Article 4.

4.5Unforeseeable Emergencies.

(a)If a Participant experiences an Unforeseeable Emergency prior to the occurrence of a distribution event hereunder. the Participant may petition the Committee to receive a partial or full payout from the Plan.  The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s Account Balance, calculated as of the close of business on or about the Benefit Distribution Date for such payout, as determined by the Committee in accordance with provisions set forth below, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution.  A Participant shall not be eligible to receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant’s Benefit Distribution Date for such payout shall be the date on which such Committee approval occurs and such payout shall be distributed to the Participant in a lump sum no later than sixty (60) days after such Benefit Distribution Date.  In addition, in the event of such approval the Participant’s outstanding deferral elections under the Plan shall be cancelled.

4.6Death Benefits.  In the event the Participant dies before his or her Account Balance has been fully distributed, the Participant’s Account Balance shall be paid in a single lump sum to his or her Beneficiar(ies) in accordance with Article 6 and the Participant’s most recent valid Beneficiary Designation Form within sixty (60) days of the Participant’s death.

Article 5
Change in Control Benefit

5.1Change in Control Benefit.  In the event that a Change in Control occurs prior to the Participant’s Separation from Service or death, the Participant shall receive his or her Account Balance in the form of a lump sum payment (the “Change in Control Benefit”).  The Benefit Distribution Date for the Change in Control Benefit, if any, shall be the last day of the month on which the Change in Control occurs.

5.2Payment of Change in Control Benefit.  The Change in Control Benefit, if any, shall be calculated as of the close of business on or about the Participant’s Benefit Distribution Date, as determined by the Committee, and paid to the Participant no later than sixty (60) days after the Participant’s Benefit Distribution Date.

Article 6
Beneficiary Designation

6.1Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.

6.2Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form.  If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee.  Upon submitting a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant prior to his or her death.

6.3Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

6.4No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

6.5Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

6.6Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement (if any) shall terminate upon such full payment of benefits.

Article 7
Termination of Plan, Amendment or Modification

7.1Termination of Plan.  Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, the Committee and the Company reserve the right to terminate the Plan.  However, after the Plan termination the Account Balances of such Participants shall continue to be credited with Annual Deferral Amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants’ Account Balances pursuant to Section 3.5.  In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan.  Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), the Committee or Company may provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Committee or the Company deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

7.2Amendment.  The Committee or the Company may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s Account Balance in existence at the time the amendment or modification is made.

7.3Plan Agreement.  Despite the provisions of Sections 7.1 and 7.2, if a Participant’s Plan Agreement (if any) contains benefits or limitations that are not in this Plan document, the Committee or Company may only amend or terminate such provisions with the written consent of the Participant.

7.4Effect of Payment.  The full payment of the Participant’s Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement (if any) shall terminate.

Article 8
Administration

8.1Committee Duties.  Except as otherwise provided in this Article 8, this Plan shall be administered by the Compensation Committee of the Board (the “Committee”).  Members of the Committee may be Participants under this Plan.  The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan; and (c) delegate certain responsibilities to certain management employees.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

8.2Administration Upon Change In Control.  Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”).  The Administrator shall be the Committee provided for in Section 8.1 above and shall perform any or all of the duties described in Section 8.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations.  Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

8.3Agents.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

8.4Binding Effect of Decisions.  The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.5Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee, any employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such employee or the Administrator.

8.6Company Information.  To enable the Committee and/or Administrator to perform its functions, the Company shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the

Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

Article 9
Trust

9.1Establishment of the Trust.  In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company, within its sole discretion, may establish a trust by a trust agreement with a third party, the trustee, to which the Company may, in its discretion, contribute cash or other property to provide for the benefit payments under the Plan (the “Trust”).

9.2Interrelationship of the Plan and the Trust.  The provisions of the Plan and the Plan Agreement (if any) shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.  The Company shall at all times remain liable to carry out its obligations under the Plan.

9.3Distributions From the Trust.  The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

Article 10
Miscellaneous

10.1Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money or issue Stock in the future.

10.2Company’s Liability.  The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement (if any).  The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement (if any).

10.3Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

10.4Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

10.5Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.6Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.7Governing Law.  The provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

10.8Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Reliance, Inc.
Attn: Chief Financial Officer
16100 N. 71st Street, Suite 400
Scottsdale, Arizona 85254

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

10.9Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

10.10Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

10.11Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.12Incompetent.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

10.13Code Section 409A.

(a)Generally. The Plan is intended to comply with the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent.  If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  The nature of any such amendment shall be determined by the Committee.  Notwithstanding the above, if the Participant qualifies as a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i), incurs a Separation from Service for any reason other than death and becomes entitled to a distribution under the Plan, then, to the extent required to avoid taxes and penalties under Code Section 409A, no distribution otherwise payable to the Participant during the first six (6) months after the date of such Separation from Service shall be paid to the Participant until the date which is one day after the date which is six (6) months after the date of such Separation from Service (or, if earlier, the date of the Participant’s death).  Wherever the Plan indicates that payments will be made within a specified time period, the period during within such time that payments will be made will be determined by the Company in its sole discretion. Notwithstanding anything to the contrary in the Plan, neither the Company, any affiliate of the Company, the Board nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company, any affiliate of the Company, the Board nor the Committee will have any liability to any Participant for such tax or penalty.

(b)Distribution in the Event of Income Inclusion Under Code Section 409A.  If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid Account Balance.

(c)Limited Cashout.  Notwithstanding anything herein to the contrary, the Committee may, in its discretion, automatically pay out a Participant’s Account Balance in a lump sum, provided that such payment satisfies the requirements in (a) through (c) below:

(i)Such payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A-1(c)(2);

(ii)Such payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B); and

(iii)Such exercise of Committee discretion is evidenced in writing no later than the date of such payment.

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IN WITNESS WHEREOF, the Company has signed this Plan document to be effective as of October 10, 2025.

RELIANCE INC., a Delaware corporation

By: /s/ Karla R. Lewis

Name: Karla R. Lewis

Title: President and Chief Executive Officer

[Signature Page to Director Deferred Compensation Plan]